EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Results for Full Year and Fourth Quarter 2011

FOR IMMEDIATE RELEASE

March 26, 2012

BARRINGTON, IL, March 26, 2012 — CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2011, as well as for the three months ended December 31, 2011.

Year-End Results

For the year ended December 31, 2011, consolidated net sales totaled $47,171,000, compared to consolidated net sales of $47,748,000 for the year ended December 31, 2010, a decrease of 1%. For the year, CTI achieved net income of $484,000 or $0.15 per share (basic and diluted), compared to $1,828,000 or $0.61 per share (basic) and $0.60 (diluted) for 2010.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2011 were $10,778,000 compared to consolidated net sales of $11,701,000 for the fourth quarter of 2010, a decrease of 8%. For the fourth quarter of 2011, CTI had net income of $155,000, compared to net income of $379,000 for the fourth quarter of 2010 a decrease of 59%. Earnings per share for the fourth quarter of 2011 were $0.05 (basic and diluted), compared to $0.12 (basic and diluted) for the same period of 2010.

Key Factors and Trends

2011 was another successful year for CTI. Sales were just below the highest levels recorded in CTI’s 35 year history. The robust sales were driven by a 20% increase in sales of our latex novelty items. The bottom line was affected principally by two factors (i) a significant increase in raw materials costs, particularly for latex and (ii) an increase in the effective tax rate for the Company due to the depletion of a tax valuation allowance available in prior years. Absent these two factors, net income for 2011 would have been higher than the record amount recorded last year.

Gross margin levels dropped in large part to the increase in raw materials costs, particularly latex, from 22.2% in 2010 to 19.5% in 2011. Total cost of raw materials increased in 2011 to 47% of sales compared to 45% of sales in 2010. In the fourth quarter, the effect of raw materials prices began to moderate and gross margin levels increased to 21.7% for the quarter.

Fourth quarter results were also affected by sales, marketing and administrative costs associated with the development of a new product line introduced in the 2012 and the development of new customers in the U.S. and Europe.

During 2011, CTI’s office and warehouse in Germany made great strides by establishing relationships with select retail chains and has begun shipments of novelty products in mainland Europe with targeted customers. During the year, CTI’s Mexican subsidiary increased its production capacity and flexibility by utilizing new production equipment.

CTI generated over $800,000 in cash flow from operations and reduced long term indebtedness by over $500,000. The Company’s working capital balance increased to over $5 million.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

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CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$338,523	$761,874
Accounts receivable, (less allowance for doubtful accounts of $70,000 and $59,000 respectively)	7,091,194	8,533,626
Inventories, net	13,338,317	10,368,037
Net deferred income tax asset	760,241	750,485
Prepaid expenses and other current assets	1,772,694	1,012,067

Total current assets	23,300,969	21,426,089

Total property, plant and equipment, net	8,843,909	9,659,768

Total other assets	1,470,644	1,775,531

TOTAL ASSETS	$33,615,522	$32,861,388

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$17,688,994	$17,952,042
Total long-term liabilities, less current maturities	4,171,033	3,129,685
Total Liabilities	21,860,027	21,081,727

Total CTI Industries Corporation stockholders' equity	11,860,768	11,784,340

Noncontrolling Interest	(105,273)	(4,679)

Total Equity	11,755,495	11,779,661

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$33,615,522	$32,861,388

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CTI Industries Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2011	2010	2011	2010
Net sales	$47,171,498	$47,747,611	$10,778,107	$11,700,684
Cost of sales	37,965,245	37,145,439	8,381,984	9,265,322
Gross profit	9,206,253	10,602,172	2,396,123	2,435,362

Operating expenses:
General and administrative	5,278,507	4,921,457	1,303,511	1,113,939
Selling	910,882	914,698	256,350	243,369
Advertising and marketing	1,579,162	1,719,509	470,230	389,985

Total operating expenses	7,768,551	7,555,664	2,030,091	1,747,293

Income from operations	1,437,702	3,046,508	366,032	688,069

Other (expense) income:
Interest expense	(773,111)	(919,170)	(171,269)	(219,363)
Other	38,169	(31,382)	3,272	5,966

Total other expense	(734,942)	(950,552)	(167,997)	(213,397)

Income before income taxes and noncontrolling interest	702,760	2,095,956	198,035	474,672

Income tax expense	319,444	342,688	65,636	134,426

Net Income	383,316	1,753,268	132,399	340,246

Less: Net loss attributable to noncontrolling interest	(100,594)	(74,250)	(22,928)	(38,334)

Net income attributable to CTI Industries Corporation	$483,910	$1,827,518	$155,327	$378,580

Income applicable to common shares	$483,910	$1,827,518	$155,327	$378,580

Basic income per common share	$0.15	$0.61	$0.05	$0.12

Diluted income per common share	$0.15	$0.60	$0.05	$0.12

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,138,958	2,981,188	3,141,261	3,130,862

Diluted	3,181,102	3,039,442	3,180,143	3,205,154

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